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Lea-Anne Matsuoka
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investorrelations@raesystems.com

RAE Systems Reports Record Third Quarter Revenue
Company Posts Fifth Consecutive Quarter Record Revenue with 35.8% Growth Over Q3 2002

SUNNYVALE, Calif. – October 27, 2003 – RAE Systems Inc. (AMEX: RAE), a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications, today announced record revenue for the third quarter ended September 30, 2003.

For the quarter, RAE Systems reported total revenues of $8.0 million compared to revenues of $5.9 million in the third quarter of 2002, an increase of 35.8%. Worldwide consolidated net income for the third quarter was $724,800 or 2 cents per share (1 cent per share fully diluted), compared to a net income of $360,300 or 1 cent per share for the same quarter in 2002, an increase of over 100%. The growth in revenue was largely due to the continued growth of the homeland defense market, an increase in industrial sales to monitor air quality, and accelerating adoption of the AreaRAE mobile sensor network. Net income for the quarter of $724,800 takes into effect, a non-cash fair value compensation charge related to options in the amount of $216,600.

“The record third quarter revenue reflects our success in providing our homeland defense, environmental and industrial customers comprehensive, robust sensing solutions that contribute to the protection of lives and property,” said Robert I. Chen, president and CEO of RAE Systems. “Our installed base is growing rapidly as we continue to innovate cutting-edge sensor networks and new applications for a diverse range of industries. RAE Systems’ solutions provide the data that drives better response and better safety in situations such as detection of weapons of mass destruction, offshore oil platform crew protection, superfund site remediation, public venue protection, and equipping Civil Support Teams around the country.”

Selected highlights of the third quarter include:

North and South America

  Petroecuador, the state-run oil company of Ecuador, chose RAE Systems to monitor potential hazards such as hydrogen sulfide, sulfur dioxide, carbon monoxide as well as lower explosive limit (LEL) thresholds for a variety of toxic gases in the company’s drilling and production operations.
  The Orange County (California) Fire Department selected MultiRAE Plus for their HAZMAT teams. These teams frequently train with the Orange County bomb squad, and the adoption of RAE Systems will enable fast, integrated response to terrorist attack or HAZMAT accident.
  RAE Systems was deployed at Major League Baseball’s 2003 All-Star game at U.S. Cellular Field in Chicago. Working in conjunction with the Chicago Fire Department and the 5th WMD Civil Support Team, AreaRAE and MultiRAE detectors were linked to AreaRAE Connect, providing full situational awareness of the environment during the game.

Asia/Pacific

  Emergency Management Australia, a division of the Attorney-General’s Department, adopted MiniRAE 2000 and ppbRAE to support the government’s CBR (chemical, biological and radiological) anti-terrorism program.
  Hong Kong International Airport adopted IAQRAE technology to monitor indoor air quality in terminals that see more than 45,000,000 passengers per year.
  The Beijing Economic and Business Administration Bureau, an agency of the Beijing municipal government, selected ppbRAE to provide indoor air quality testing for homes and businesses.

Technology and products

  RAE Systems announced the launch of the AreaRAE Gamma, the industry’s first combined radiation/chemical detector based on our wireless platform, at the ISA show in Houston, Texas.
  RAE Systems launched the Wing Tank Entry Kit, customized specifically for entering aircraft wing-tanks that contain jet fuel. The alarms, gas measurement scales and calibration gases in the Wing Tank Entry Kit are specially tailored for use in environments containing jet fuel vapors.
  RAE Systems launched two new products, AreaPORT and Sensor RAE. AreaPORT is a remote online monitoring product designed to provide better visibility into the multiple data streams generated by a variety of sensors and monitors in manufacturing environments. SensorRAE, a compact electrochemical (EC) sensor conditioning station, is a new accessory for all users of RAE Systems ‘multi-gas products. It is designed for HAZMAT/ WMD teams who require a complete suite of EC sensors, but may only have room in their detectors for two EC sensors at one time.

About RAE Systems

Founded in 1991, RAE Systems is a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications. In addition, RAE Systems offers a full line of portable single-sensor chemical and radiation detection products. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. RAE Systems’ end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. RAE Systems’ products are used in civilian and government atmospheric monitoring programs in over 50 countries. Several government agencies and departments have standardized their programs based on our products for hazardous materials incident response. For more information about RAE Systems, please visit www.RAESystems.com.

Safe Harbor Statement

This press release contains “forward- looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are denoted by such words as “continued growth” and “growing rapidly”. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE and its products. In addition, our forward- looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

RAE Systems Inc. Condensed Consolidated Balance Sheets

	September 30, 2003	December 31, 2002

	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$6,678,300	$7,193,500
Accounts receivable, net of allowance for doubtful accounts
of $175,700 and $175,700, respectively	4,736,300	2,475,700
Inventories	3,884,100	3,176,400
Prepaid expenses and other current assets	834,700	402,000
Deferred income taxes	528,800	528,800

Total Current Assets	16,662,200	13,776,400

Property and Equipment, net	1,805,600	2,026,800
Deposits and Other Assets	150,100	81,800
Investment in Unconsolidated Affiliate	586,600	784,700

	$19,204,500	$16,669,700

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$1,204,300	$942,400
Accounts payable to affiliate	608,500	757,900
Accrued expenses	2,044,600	1,689,700
Income taxes payable	630,300	1,726,200
Current portion of deferred revenue	50,800	149,700
Current portion of capital lease obligations	132,200	159,600

Total Current Liabilities	4,670,700	5,425,500

Deferred Revenue, net of current portion	84,500	--
Capital Leases Obligations, net of current portion	15,100	107,300
Deferred Income Taxes	277,200	277,200

Total Liabilities	5,047,500	5,810,000

Commitments and Contingencies
Shareholders' Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized;
46,591,721 and 45,516,675 shares issued and outstanding, respectively	46,600	45,500
Additional paid-in capital	18,437,500	17,955,800
Deferred compensation	--	(516,600)
Cumulative other comprehensive income	3,300	--
Accumulated deficit	(4,330,400)	(6,625,000)

Total Shareholders' Equity	14,157,000	10,859,700

	$19,204,500	$16,669,700

RAE Systems Inc. Condensed Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Sales	$7,969,300	$5,869,100	$22,767,800	$15,581,700
Cost of Sales	3,283,600	2,401,700	8,812,100	6,577,900

Gross Margin	4,685,700	3,467,400	13,955,700	9,003,800

Operating Expenses:
Sales and marketing	1,681,200	1,431,600	5,062,800	3,971,200
Research and development	716,900	741,600	2,179,900	1,946,900
General and administrative	1,282,400	515,000	3,630,400	3,311,600
Legal fees and settlement costs	39,500	331,100	130,000	575,100
Merger costs	--	--	--	8,734,700

Total Operating Expenses	3,720,000	3,019,300	11,003,100	18,539,500

Operating Income (Loss)	965,700	448,100	2,952,600	(9,535,700)

Other Income (Expense):
Interest income	7,200	14,400	23,900	46,400
Interest expense	(5,600)	(10,100)	(19,800)	(110,200)
Other, net	(37,000)	14,300	(14,000)	(1,600)
Equity in loss of unconsolidated affiliate	(65,000)	(77,800)	(198,100)	(198,400)

Total Other Income (Expense)	(100,400)	(59,200)	(208,000)	(263,800)

Income (Loss) Before Income Taxes	865,300	388,900	2,744,600	(9,799,500)

Income Taxes	140,500	28,600	450,000	36,400

Net Income (Loss)	$724,800	$360,300	$2,294,600	$(9,835,900)

Basic Earnings (Loss) Per Common Share	$0.02	$0.01	$0.05	$(0.26)

Diluted Earnings (Loss) Per Common Share	$0.01	$0.01	$0.05	$(0.26)

Weighted-average common shares outstanding	46,246,408	45,153,990	45,914,155	37,976,136
Stock options	4,566,384	--	3,995,622	--

Diluted weighted-average common shares
outstanding	50,812,792	45,153,990	49,909,777	37,976,136